CONTACT:

Paul E. Freiman, President & CEO

Neurobiological Technologies, Inc.

(510) 262-1730

Roger Pondel/Rob Whetstone

PondelWilkinson MS&L

(323) 866-6050

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FISCAL 2004 SECOND QUARTER RESULTS

— FDA Approval of Memantine in Q2 Triggers $2.25 Million Payment in January 2004,

Plus Future Royalties Stream —

Richmond, California, February 9, 2004 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $1,059,000, or $0.06 per share, basic and diluted, for its second quarter ended December 31, 2003. This compares with a net loss of $1,325,000, or $0.07 per share, basic and diluted, for the same quarter a year ago.

“A number of significant developments during the fiscal 2004 second quarter contributed to a positive outlook for NTI,” said Paul E. Freiman, president and chief executive officer. “During the quarter, the FDA approved Namenda™ (Memantine) for the treatment of moderate to severe Alzheimer’s disease, which we expect will lead to an ongoing revenue stream for the company. Forest Laboratories announced positive results of a Phase III clinical study of Namenda for mild to moderate Alzheimer’s disease and clarified that it is moving forward in developing Namenda for neuropathic pain. Both of these separate indications could bring additional royalties to NTI in the future. XERECEPT™, our drug candidate for treating swelling around brain cancers, has undergone a special protocol assessment with the FDA, and we anticipate commencing a Phase III clinical trial shortly. All in all, this has been an excellent quarter for NTI.”

Subsequent to the close of the fiscal 2004 second quarter, NTI received a $2.25 million payment from Merz Pharmaceuticals GmbH related to the approval of Memantine (Namenda™) for the treatment of Alzheimer’s disease in the United States.

For the fiscal 2004 second quarter, NTI’s research and development expenses decreased 24 percent to approximately $513,000 from approximately $679,000 in the same period of the prior year. The decrease was primarily due to the completion of long-term toxicology studies and manufacturing of initial clinical supplies of XERECEPT™. General and administrative expenses increased 24 percent to approximately $855,000 from approximately $688,000 for the same quarter last year. The increase was primarily due to increased employee benefit costs and costs related to strategic partnership activities. Interest income decreased to approximately $9,000 compared with approximately $41,000 in the second quarter of the prior year, due to lower average interest rates and lower average invested cash balances.

At December 31, 2003, the company had cash, cash equivalents and short-term investments of approximately $2,637,113 and no long-term debt.

NTI will host a conference call today with interested parties beginning at 10:30 a.m. ET, 7:30 a.m. PT to review the results of operations for its fiscal 2004 second quarter and other recent events. The conference call may be heard by dialing (800) 289-0468. A telephonic replay will be available by dialing (888) 203-1112 or (719) 457-0820, access code: 766297, beginning today at 1:30 p.m. through February 18th at midnight, ET, 9:00 p.m. PT. The conference call will also be webcast live at www.shareholder.com/ntii/medialist.cfm.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The Company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The Company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

-more-

Pursuant to a strategic research and marketing cooperation agreement with NTI and Children’s Medical Center Corporation, Merz Pharmaceuticals GmbH received rights to develop and commercialize Memantine for all indications. Merz has licensed exclusive marketing rights for Memantine in the United States to Forest Laboratories, Inc. For a number of European markets, as well as Canada, Australia and South Africa, Merz has granted exclusive marketing rights to H. Lundbeck A/S. Merz’ exclusive partner, Daiichi Suntory Pharma Co., Ltd., is developing Memantine in Japan. Merz and Lundbeck will co-market Memantine for the rest of the world. Pursuant to the agreement with Merz, NTI shares in future revenues from sales of Memantine.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for XERECEPT™; fluctuations in quarterly operating results; our dependence on others for manufacturing our products and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
REVENUES
License	$281,000	$—	$281,000	$1,406,000
Royalty	19,000	—	29,000	—

Total revenue	300,000	—	310,000	1,406,000
EXPENSES
Research and development	513,000	679,000	842,000	1,586,000
General and administrative	855,000	688,000	1,431,000	1,176,000

Total expenses	1,368,000	1,366,000	2,273,000	2,762,000

Operating loss	(1,068,000)	(1,366,000)	(1,963,000)	(1,356,000)
Interest income	9,000	41,000	31,000	86,000

NET LOSS	$(1,059,000)	$(1,325,000)	$(1,932,000)	$(1,269,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.06)	$(0.07)	$(0.10)	$(0.07)

Weighted average shares used in basic and diluted net loss per share calculation	19,206,054	17,772,633	19,019,739	17,777,460

SELECTED BALANCE SHEET DATA

	December 31, 2003	June 30, 2003
	(unaudited)	(1)
Cash and cash equivalents & investments	$2,637,000	$4,402,000
Working capital	2,414,000	4,238,000
Total assets	2,787,000	4,813,000
Deficit accumulated during development stage	(42,449,000)	(40,517,000)
Stockholders’ equity	2,420,000	4,248,000

(1)	Derived from audited financial statements.

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